EXHIBIT 3.0

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

Registered Office in Milan, Piazza degli Affari, 2

Corporate Headquarters in Rome, Corso d’Italia, 41

Fully paid-up share capital Euro 8,868,946,358.25

Tax/VAT and Milan Company Register number 00488410010

CALL TO SHAREHOLDERS’ MEETING

Telecom Italia ordinary shareholders are hereby convened to the Extraordinary Meeting to be held in Milan, Piazza degli Affari 2 on April 5, at 11.00 a.m. on first call, and - if necessary - on second call on April 6, 2005, at the same hour and place or, on third call, on April 7, at 11.00 a.m., in Rozzano (Milan), Viale Toscana 3, to consider and vote on the following

Agenda

•	Approval of the merger plan of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A. - related and consequent resolutions.

As provided for by Italian law and the bylaws, ordinary shareholders, for which the Company has received the documentation pursuant to article 2370, second paragraph of the Civil Code, at least two days prior to the date set for each meeting and who hold the suitable certification on the date the meeting takes place, are entitled to attend the meeting.

The following documents

•	Merger plan

•	Reports of the Directors of Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A.

•	Balance sheets of Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A. as of September 30, 2004

•	Financial statements of Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A. for 2001, 2002 and 2003

are available at the Company’s Registered Office and Borsa Italiana S.p.A..

Shareholders are entitled to obtain a copy of the aforementioned documents.

Further documents will be made available at due time according to applicable rules.

The documentation for the shareholders’ meeting will also be posted on the Internet at http://www.telecomitalia.it

VOTE BY MAIL

As stated in Article 19 of the Company’s bylaws, ordinary shareholders may exercise their right to vote by mail in accordance with applicable law. The documentation for voting by mail will be available from March 14, 2005 at the Company’s Registered Office and can also be requested through authorized depositaries.

The vote by mail ballot must reach the following address:

TELECOM ITALIA S.p.A.

Corporate Affairs

Piazza degli Affari n. 2

20123 Milan - ITALY

no later than forty-eight hours preceding the meeting.

Votes by mail shall be cast directly by the person entitled to exercise voting rights. Proxies may not cast votes by mail.

In order to vote, holders of ADRs listed on the New York Stock Exchange and representing Telecom Italia ordinary shares must contact JP Morgan Chase Bank, the issuer of such ADRs (customer service postal address: P.O. Box 43013, Providence, RI 02940-5115; telephone number for calls from outside the USA: +1 781 575 4328; telephone number for calls from inside the USA: +1 800 990 1135).

Milan, January 28, 2005

The Chairman of the Board of Directors

Marco TRONCHETTI PROVERA

Shareholders are invited to be present before the time scheduled for the meeting to start in order to facilitate registration activities. Registration of participants will begin one hour before the time fixed for the meeting to start.

The Registered Office will be open to the public for consultation and/or consignment of the above-mentioned documentation on working days, Monday through Friday, from 09.00 a.m. to 01.00 p.m and from 03.00 p.m to 05.00 p.m..

This notice is published in the Gazzetta Ufficiale della Repubblica italiana (No. 22 of January 28, 2005), and available on the Internet at: http://www.telecomitalia.it

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Requests for information may be made by:

•	calling the toll-free number: +39 800020220 (for calls from inside Italy) or number: +39 011 4404900 (for calls from outside Italy)

•	sending an e-mail to: corporate.affairs@telecomitalia.it

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